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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)1

                            OSICOM TECHNOLOGIES, INC.
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                                (Name of Issuer)

                          Common Stock, $.30 par value
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                           (Title of Class Securities)

                                   688271 40 2
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                                 (CUSIP Number)

                                December 31, 1999
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             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this schedule is filed:

                  [X]  Rule 13d-1 (b)
                  [ ]  Rule 13d-1 (c)
                  [ ]  Rule 13d-1 (d)

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1        The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 8 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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


CUSIP No:  688271 40 2               SCHEDULE 13G              Page 2 of 5 Pages

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1           NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Heritage Capital Management, Inc.
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2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [_]
                                                                       (b) [_]
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3           SEC USE ONLY

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4           CITIZENSHIP OR PLACE OF ORGANIZATION
            State of Maryland
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                          5        SOLE VOTING POWER
    NUMBER                         25,000
    SHARES                ------------------------------------------------------
  BENEFICIALLY            6        SHARED VOTING POWER
   OWNED BY                        -0-
     EACH                ------------------------------------------------------
   REPORTING              7       SOLE DISPOSITIVE POWER
    PERSON                        25,000
     WITH                 ------------------------------------------------------
                          8        SHARED DISPOSITIVE POWER
                                   -0-
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9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            25,000
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10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             [_]
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11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            0.225%
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12          TYPE OF REPORTING PERSON
            IA
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

CUSIP No:  688271 40 2               SCHEDULE 13G              Page 3 of 5 Pages


Item 1.

  (a)    Name of Issuer

                  Osicom Technologies, Inc.

  (b)    Address of Issuer's Principal Executive Offices

                  2800 28th Street
                  Suite 100
                  Santa Monico, CA  90405

Item 2.

  (a)    Name of Person Filing

                  Heritage Capital Management, Inc.

  (b)    Address of Principal Business Office or, if none, Residence

                  619 Severn Avenue
                  Suite 302
                  P.O. Box 5035
                  Annapolis, MD  21403

  (c)    Citizenship

                  State of Maryland

(d)      Title of Class of Securities

                  Common Stock, par value $0.30 per share

  (e)    CUSIP Number

                  688271402

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:
  (a) [ ]Broker or Dealer registered under Section 15 of the Act
  (b) [ ]Bank as defined in Section 3(a)(6) of the Act
  (c) [ ]Insurance Company as defined in Section 3(a)(19) of the Act
  (d) [ ]Investment Company registered under Section 8 of the Investment Company Act
  (e) [X]An Investment Adviser in accordance with Rule 13d-1(b)(1)(ii)(E)
  (f) [ ]An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F)
  (g) [ ]A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G)
  (h) [ ]A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813)
  (i) [ ]A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940
  (j) [ ]Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP No:  688271 40 2               SCHEDULE 13G              Page 4 of 5 Pages


Item 4.  Ownership

  (a)    Amount Beneficially Owned

                  25,000

  (b)    Percent of Class

                  0.225%

  (c) Number of shares as to which such person has:

                  (i)      sole power to vote or to direct the vote:                          25,000
                  (ii)     shared power to vote or to direct the vote:                           -0-
                  (iii)    sole power to dispose or to direct the disposition of              25,000
                  (iv)     shared power to dispose or to direct the disposition of               -0-

Item 5.  Ownership of Five Percent or Less of a Class

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |X|

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

                  Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                  Not Applicable.

Item 8.  Identification and Classification of Members of the Group

                  Not Applicable.

Item 9.  Notice of Dissolution of Group

                  Not Applicable.

CUSIP No:  688271 40 2               SCHEDULE 13G              Page 5 of 5 Pages


Item 10. Certification

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having such purposes or effect.



                                                     SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                               February 8, 1999


                                               Heritage Capital Management, Inc.

                                               /s/ Keith R. Dunleavy
                                               ---------------------------------
                                               Keith R. Dunleavy
                                               President